EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports

Earnings for Third Quarter of 2014

Midland Park, NJ – November 6, 2014 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, reported net income for the three and nine months ended September 30, 2014 of $552,000 and $1,784,000, respectively, compared to net income of $522,000 and $1,805,000 for the equivalent three and nine month periods in 2013. After dividends on preferred stock, net income available to common shareholders for the current three month period was $382,000, or $0.06 per diluted common share, compared to $352,000, or $0.06 per diluted common share, for the three months ended September 30, 2013. For the first nine months of 2014, net income available to common shareholders was $1,272,000, or $0.21 per diluted common share, compared to $1,342,000, or $0.23 per diluted common share, during the same period in 2013.

The Corporation reported net interest income of $5.3 million and $16.0 million for the three and nine months ended September 30, 2014, respectively, compared to $5.6 million and $17.1 million for the corresponding prior year periods.

For both the three and nine months ended September 30, 2014, the Corporation recorded a $250,000 provision for loan losses. For the prior year three and nine month periods ended, the provision for loan losses totaled $900,000 and $3.4 million, respectively. Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer stated, “Although no provision for loan losses was required for the first half of 2014 due to improved credit metrics of our portfolio, with growth in the loan portfolio, a current quarter provision for loan losses was appropriate.”

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 6, 2014

The components of noninterest income had a significant impact on the comparison of current year results with the prior year periods. Noninterest income for the three and nine months ended September 30, 2014 was $764,000 and $2.0 million, respectively, compared to $1.0 million and $3.4 million for the same prior year periods. Reduced gains on sales of mortgage loans for both the three and nine months ended September 30, 2014 are reflective of the impact from a reduction in refinance activity. The current nine month period includes a loss of $241,000 from the sale of nonperforming loans. Further affecting comparisons, the nine month period for 2013 included noninterest income of $537,000 as a result of a death benefit insurance payment received.

Noninterest expenses totaled $5.0 million and $15.2 million for the three and nine months ended September 30, 2014, relatively consistent with the $4.9 million and $14.9 million incurred for the three and nine months ended September 30, 2013, respectively.

In total, assets at September 30, 2014 were $672.5 million – reasonably consistent with total assets of $673.5 million at December 31, 2013. A $9.0 million net increase in gross loans receivable (after normal principal amortization and payoffs) was offset by an $8.4 million decrease in cash and securities. Van Ostenbridge noted, “Our loan growth was funded from cash and securities, reflecting an intentional shift in our assets to higher yielding loans.”

Nonperforming loans, in total, were $4.4 million, or 1.00% of total loans at September 30, 2014, down slightly from $4.9 million at June 30, 2014 and down significantly when compared to $10.2 million, or 2.34%, at December 31, 2013 and $15.3 million, or 3.48%, a year earlier. Total nonperforming assets, which includes other real estate owned, were just 0.97% of total assets at September 30, 2014 compared to 1.58% and 2.28% at December 31, 2013 and September 30, 2013, respectively.

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 6, 2014

Total deposits were $557.0 million at September 30, 2014, reflecting a $20.6 million decline when compared to deposits of $577.6 million at December 31, 2013. As with the shift in the asset base, the composition of deposits continues to show a shift from interest-bearing to noninterest-bearing deposits. During the first nine months of 2014 the Corporation’s noninterest-bearing deposit balances increased $6.8 million and comprised 25.2% of total deposits, up from 23.1% at December 31, 2013.

Other borrowings increased to $46.8 million at September 30, 2014 from $25.0 million at December 31, 2014. The increase in other borrowings is partially the result of the replacement of the maturity of $7.0 million of securities sold under agreements to repurchase. In general, other borrowings enable the Corporation to deal with temporary deposit outflows and can assist in managing against rising interest rates through the extension of liabilities.

Capital levels continue to significantly exceed the regulatory capital requirements for a “well capitalized” institution with a tier 1 leverage ratio of 9.37% (4% requirement) and total risk based capital ratio of 14.69% (8% requirement).

Stewardship stockholders of record as of November 3, 2014 will be paid a cash dividend of $0.02 per share on November 17, 2014. Commenting on the increase in the dividend Van Ostenbridge thanked shareholders, “for their patience while we navigated through a very difficult time for the banking industry.”

Van Ostenbridge concluded, “In order to achieve improved loan growth and increasing revenues, our current focus remains on originating loans with funding of such coming from reductions in cash and securities.”

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 6, 2014

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.1 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	September 30,	June 30,	December 31,	September 30,
	2014	2014	2013	2013

Selected Financial Condition Data:
Cash and cash equivalents	$10,850	$14,630	$17,405	$15,400
Securities available for sale	138,255	144,459	168,411	183,411
Securities held to maturity	54,234	54,225	25,964	26,161
FHLB Stock	2,882	2,429	2,133	2,813
Loans receivable:
Loans receivable, gross	443,006	433,198	434,009	439,339
Allowance for loan losses	(10,094)	(9,825)	(9,915)	(10,704)
Other, net	(17)	40	168	164
Loans receivable, net	432,895	423,413	424,262	428,799

Loans held for sale	364	259	2,800	910
Other assets	33,072	32,107	32,533	31,734
Total assets	$672,552	$671,522	$673,508	$689,228

Noninterest-bearing deposits	$140,345	$143,711	$133,565	$139,918
Interest-bearing deposits	416,666	422,669	444,026	437,238
Total deposits	557,011	566,380	577,591	577,156
Other borrowings	46,800	31,000	25,000	40,100
Securities sold under agreements to repurchase	100	7,601	7,300	8,044
Subordinated debentures	7,217	7,217	7,217	7,217
Other liabilities	4,166	2,329	2,621	2,433
Total liabilities	615,294	614,527	619,729	634,950
Shareholders' equity	57,258	56,995	53,779	54,278
Total liabilities and shareholders' equity	$672,552	$671,522	$673,508	$689,228

Equity to assets	8.51%	8.49%	7.98%	7.88%

Asset Quality Data:
Nonaccrual loans	$4,434	$4,875	$10,219	$15,269
Loans past due 90 days or more and accruing	—	—	—	—
Total nonperforming loans	4,434	4,875	10,219	15,269
Other real estate owned	2,090	1,225	451	470
Total nonperforming assets	$6,524	$6,100	$10,670	$15,739

Nonperforming loans to total loans	1.00%	1.13%	2.34%	3.48%
Nonperforming assets to total assets	0.97%	0.91%	1.58%	2.28%
Allowance for loan losses to nonperforming loans	227.65%	201.54%	97.03%	70.10%
Allowance for loan losses to total gross loans	2.28%	2.27%	2.28%	2.44%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Selected Operating Data:
Interest income	$6,069	$6,536	$18,400	$20,042
Interest expense	791	940	2,440	2,902
Net interest and dividend income	5,278	5,596	15,960	17,140
Provision for loan losses	250	900	250	3,350
Net interest and dividend income
after provision for loan losses	5,028	4,696	15,710	13,790
Noninterest income:
Fees and service charges	510	459	1,435	1,407
Bank owned life insurance	100	98	302	251
Gain on calls and sales of securities	—	—	—	2
Gain on sales of mortgage loans	32	150	46	610
Loss on sales of loans	—	—	(241)	—
Gain on sales of other real estate owned	—	156	54	282
Gain on life insurance proceeds	—	—	—	537
Other	122	108	374	351
Total noninterest income	764	971	1,970	3,440
Noninterest expenses:
Salaries and employee benefits	2,624	2,570	7,859	7,977
Occupancy, net	439	518	1,514	1,538
Equipment	167	197	530	580
Data processing	433	327	1,255	987
FDIC insurance premium	133	220	477	646
Other	1,193	1,042	3,554	3,209
Total noninterest expenses	4,989	4,874	15,189	14,937
Income before income tax expense	803	793	2,491	2,293
Income tax expense	251	271	707	488
Net income	552	522	1,784	1,805
Dividends on preferred stock	170	170	512	463
Net income available to common stockholders	$382	$352	$1,272	$1,342

Weighted avg. no. of diluted common shares	6,026,848	5,939,958	5,994,800	5,935,195
Diluted earnings per common share	$0.06	$0.06	$0.21	$0.23

Return on average common equity	3.58%	3.59%	4.14%	4.40%

Return on average assets	0.33%	0.30%	0.36%	0.35%

Yield on average interest-earning assets	3.85%	4.07%	3.94%	4.20%
Cost of average interest-bearing liabilities	0.68%	0.76%	0.69%	0.79%
Net interest rate spread	3.17%	3.31%	3.25%	3.41%

Net interest margin	3.36%	3.49%	3.42%	3.60%

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